Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release January 30, 2024

TFS Financial Corporation Announces Earnings for the First Fiscal Quarter 2024
Expense management keeps Company well-positioned during the quarter

(Cleveland, OH - January 30, 2024) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2023.
“Third Federal is well-positioned to withstand the ongoing volatility of the interest rate environment,” said Chairman and CEO Marc A. Stefanski. “We have taken proactive and strategic measures to control expenses, significantly reducing the expense-to-asset ratio from 1.34 percent in December 2022, down to 1.17 percent in December 2023. We will continue to prudently manage our expenses to help safeguard against margin compression and will focus on maintaining the Company’s strong Tier 1 capital ratio of nearly 11 percent to ensure that we remain strong, stable and safe during this challenging rate environment.”
Highlights - First Quarter Fiscal Year 2024
•Reported net income of $20.7 million
•Remained well capitalized, with a Tier 1 leverage ratio of 10.78%
•Paid a $0.2825 dividend
Financial Results for the Quarter ended December 31, 2023 Compared to Prior Quarter
The Company reported net income of $20.7 million for the quarter ended December 31, 2023 compared to $19.5 million for the quarter ended September 30, 2023. The increase in net income was mainly due to a release of provision for credit losses, an increase in non-interest income and a decrease in non-interest expense, partially offset by a decrease in net interest income.
Net interest income decreased $1.3 million, or 2%, to $69.1 million for the quarter ended December 31, 2023, when compared to the quarter ended September 30, 2023 mainly due to the impact of a higher interest rate environment on cost of funds. There was a 36 basis point increase in the average cost of certificates of deposit partially offset by a 15 basis point increase in the average yield on interest-earning assets. The interest rate spread for the quarter ended December 31, 2023 was 1.39% compared to 1.46% for the preceding quarter. The net interest margin was 1.68% for the quarter ended December 31, 2023 and 1.74% for the quarter ended September 30, 2023.
During the quarter ended December 31, 2023, there was a $1.0 million release of provision for credit losses compared to a $0.5 million provision for the quarter ended September 30, 2023. The decrease in provision expense was primarily due to lower growth in loans held for investment due to a slowdown in residential lending. Net loan recoveries were $1.0 million during the quarter ended December 31, 2023 compared to $1.8 million for the prior quarter. The total allowance for credit losses at December 31, 2023 was $94.6 million, or 0.62% of total loans receivable, a $10.2 million decrease from $104.8 million, or 0.69% of total loans receivable, at September 30, 2023. The decrease was due to the adoption of recently issued accounting guidance related to the the accounting for troubled debt restructurings, which resulted in a one-time $7.9 million, net of tax, cumulative effect adjustment to retained earnings. The total allowance for credit losses included a liability for unfunded commitments of $25.5 million at December 31, 2023 and $27.5 million at September 30, 2023.
Total loan delinquencies increased $2.5 million to $25.9 million, or 0.17% of total loans receivable, at December 31, 2023 from $23.4 million, or 0.15% of total loans receivable, at September 30, 2023. Non-accrual loans increased $1.6 million to $33.5 million, or 0.22% of total loans receivable, at December 31, 2023 from $31.9 million, or 0.21% of total loans receivable, at September 30, 2023.
Total non-interest income increased $1.2 million, to $6.3 million, for the quarter ended December 31, 2023 when compared to the quarter ended September 30, 2023. The change was primarily due to increases of $0.6 million in net gain on sale of loans and $1.0 million in benefits realized on bank owned life insurance contracts.
Total non-interest expense for the quarter ended December 31, 2023 decreased $1.2 million from the prior quarter, to $50.3 million, mainly due to a $1.6 million decrease in salaries and employee benefits, partially offset by a $0.6 million increase in marketing costs.

Financial Results for the Quarter ended December 31, 2023 Compared to Same Quarter a Year Ago
The Company reported net income of $20.7 million for the quarter ended December 31, 2023 compared to $22.2 million for the quarter ended December 31, 2022. The decrease in net income was mainly due to a decrease in net interest income, partially offset by an increase in non-interest income and a decrease in non-interest expense.
Net interest income decreased $6.1 million, or 8%, to $69.1 million for the quarter ended December 31, 2023 compared to $75.2 million for the same quarter a year ago. Contributing to this variance was an increase of 176 basis points in the average cost of certificates of deposit, partially offset by a 66 basis point increase in the average yield on loans. The interest rate spread for the quarter ended December 31, 2023 was 1.39% compared to 1.75% for the year-ago quarter. The net interest margin was 1.68% for the quarter ended December 31, 2023 and 1.95% for the quarter ended December 31, 2022.
Total non-interest income increased by $1.1 million, to $6.3 million for the quarter ended December 31, 2023, from $5.2 million for the quarter ended December 31, 2022, mainly due to a $1.0 million increase in benefits realized on bank owned life insurance contracts.
Total non-interest expense decreased $2.9 million, to $50.3 million for the quarter ended December 31, 2023, from $53.2 million for the same quarter a year ago. Variances between the two periods included a $3.3 million decrease in marketing costs, a $1.3 million decrease in salaries and employee benefits and a $1.0 million increase in federal insurance premium and assessments. The decrease in salaries and employee benefits was primarily related to a decrease in benefit costs between the two periods while the increase in FDIC premiums was primarily due to growth in deposits and a two basis point increase in FDIC assessment rates that went into effect on January 1, 2023.
Financial Position at December 31, 2023 Compared to Prior Fiscal Year End
Total assets increased by $135.8 million, or 1%, to $17.05 billion at December 31, 2023 from $16.92 billion at September 30, 2023. This change was mainly the result of increases in cash and cash equivalents and loans held for investment.
Cash and cash equivalents increased by $85.1 million, or 18%, to $551.8 million at December 31, 2023 from $466.7 million at September 30, 2023 due to normal fluctuations.
Loans held for investment, net of deferred loan fees and allowance for credit losses, increased $41.5 million, or less than 1%, to $15.21 billion at December 31, 2023 from $15.17 billion at September 30, 2023. During the quarter ended December 31, 2023, residential core mortgage loans decreased $128.6 million and the home equity loans and lines of credit portfolio increased $167.2 million. During the quarter ended December 31, 2023, repayments and sales of residential mortgage loans held for investment outpaced originations.
The change in loans held for investment was affected by the volume of loan originations and sales. During the quarter ended December 31, 2023, total first mortgage loan originations were $273.0 million compared to $543.6 million for the quarter ended September 30, 2023 and $617.9 million for the quarter ended December 31, 2022. The current period mortgage loan originations included 94% purchase transactions and 30% adjustable rates. Commitments originated for home equity loans and lines of credit were $436.1 million for the quarter ended December 31, 2023 compared to $462.2 million for the quarter ended September 30, 2023 and $858.9 million for the quarter ended December 31, 2022. There were $87.8 million of residential first mortgage loans sold during the quarter ended December 31, 2023.
Deposits increased by $471.2 million, or 5%, to $9.92 billion at December 31, 2023 from $9.45 billion at September 30, 2023. The increase in deposits was the result of a $680.6 million increase in certificates of deposit ("CDs"), offset by a $52.8 million decrease in checking accounts, a $65.3 million decrease in money market accounts and a $99.0 million decrease in savings accounts during the quarter ended December 31, 2023. Total deposits include $1.49 billion and $1.16 billion of brokered CDs at December 31, 2023 and September 30, 2023, respectively. At December 31, 2023, brokered CDs included $875.0 million of three-month certificates of deposit accounts aligned with pay-fixed interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.6 years.
Borrowed funds decreased $243.1 million, or 5%, to $5.03 billion at December 31, 2023 from $5.27 billion at September 30, 2023. The total balance of borrowed funds at December 31, 2023 consisted of $1.98 billion of long-term advances with a weighted average maturity of approximately 2.3 years and $3.03 billion of three-month advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.4 years, all from the Federal Home Loan Bank.
Total shareholders' equity decreased $60.6 million, or 3%, to $1.87 billion at December 31, 2023 from $1.93 billion at September 30, 2023. Activity during the quarter reflects $20.7 million of net income, a $7.9 million adjustment to retained earnings related to a change in accounting principle described above with respect to changes in the allowance for credit losses, a

$75.0 million net decrease in accumulated other comprehensive income, a quarterly dividend of $14.6 million and a net positive adjustment of $0.4 million related to stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income is primarily due to a net negative change in unrealized gains and losses on swap contracts. There were no stock repurchases during the quarter. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased and 4,808,049 shares have been repurchased as of December 31, 2023.
Other Noteworthy Items for the Quarter Ended December 31, 2023
The Company declared and paid a quarterly dividend of $0.2825 per share during the quarter ended December 31, 2023. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2023 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 11, 2024), including a total of up to $0.565 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past ten years under Federal Reserve regulations and for each of those ten years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework (“Basel III Rules”). At December 31, 2023 all of the Company's capital ratios exceeded the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.78%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.02% and its total capital ratio was 19.75%.
Kathleen (Kitty) M. Danckers, the Chief Risk Officer of the Company, announced that she will be retiring from employment in June 2024. Deborah (Debbie) Hand, who has been with the Association since 2008 and has served in various leadership positions, including Chief Credit Officer and as a manager in the Association's default servicing, internet services, escrow, and operational risk departments, will become the new Chief Risk Officer at that time. “Kitty has been an integral part of our organization for 26 years, mentoring and leading with her strong business acumen and communication skills while in her role as the Chief Risk Officer since 2020,” said Chairman and CEO Marc A. Stefanski. “On behalf of our Board, our management team and our associates, I thank her and wish her the best in her retirement. We welcome Debbie into her new responsibilities, and have confidence that her background and her extensive experience in many areas of the Company have prepared her for her new role.”
Presentation slides as of December 31, 2023 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning January 31, 2024. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, four lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	our ability to retain key employees;
●	civil unrest;
●	cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and
●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2023	September 30, 2023
ASSETS
Cash and due from banks	$45,858	$29,134
Other interest-earning cash equivalents	505,910	437,612
Cash and cash equivalents	551,768	466,746
Investment securities available for sale	525,175	508,324
Mortgage loans held for sale	1,095	3,260
Loans held for investment, net:
Mortgage loans	15,210,653	15,177,844
Other loans	4,811	4,411
Deferred loan expenses, net	60,862	60,807
Allowance for credit losses on loans	(69,084)	(77,315)
Loans, net	15,207,242	15,165,747
Mortgage loan servicing rights, net	7,634	7,400
Federal Home Loan Bank stock, at cost	254,700	247,098
Real estate owned, net	1,070	1,444
Premises, equipment, and software, net	34,209	34,708
Accrued interest receivable	55,614	53,910
Bank owned life insurance contracts	311,848	312,072
Other assets	103,436	117,270
TOTAL ASSETS	$17,053,791	$16,917,979
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,921,056	$9,449,820
Borrowed funds	5,030,561	5,273,637
Borrowers’ advances for insurance and taxes	109,093	124,417
Principal, interest, and related escrow owed on loans serviced	29,204	29,811
Accrued expenses and other liabilities	97,150	112,933
Total liabilities	15,187,064	14,990,618
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323
Paid-in capital	1,750,440	1,755,027
Treasury stock, at cost	(772,195)	(776,101)
Unallocated ESOP shares	(26,000)	(27,084)
Retained earnings—substantially restricted	900,973	886,984
Accumulated other comprehensive income	10,186	85,212
Total shareholders’ equity	1,866,727	1,927,361
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,053,791	$16,917,979

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$162,035	$154,763	$144,347	$136,835	$129,665
Investment securities available for sale	4,395	4,141	3,712	3,455	3,062
Other interest and dividend earning assets	10,729	9,836	8,598	7,262	6,243
Total interest and dividend income	177,159	168,740	156,657	147,552	138,970
INTEREST EXPENSE:
Deposits	64,326	55,565	48,905	39,876	29,855
Borrowed funds	43,741	42,812	38,973	38,408	33,958
Total interest expense	108,067	98,377	87,878	78,284	63,813
NET INTEREST INCOME	69,092	70,363	68,779	69,268	75,157
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	500	—	(1,000)	(1,000)
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	70,092	69,863	68,779	70,268	76,157
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,748	2,061	1,919	1,924	1,936
Net gain (loss) on the sale of loans	481	(119)	21	579	17
Increase in and death benefits from bank owned life insurance contracts	3,191	2,204	2,790	2,123	2,238
Other	895	954	1,113	703	966
Total non-interest income	6,315	5,100	5,843	5,329	5,157
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,116	28,660	25,332	30,390	28,403
Marketing services	4,431	3,881	7,023	6,671	7,713
Office property, equipment and software	6,845	6,886	7,246	6,802	6,800
Federal insurance premium and assessments	3,778	3,629	3,574	3,488	2,761
State franchise tax	1,176	1,185	1,230	1,268	1,208
Other expenses	6,931	7,243	8,472	6,955	6,309
Total non-interest expense	50,277	51,484	52,877	55,574	53,194
INCOME BEFORE INCOME TAXES	26,130	23,479	21,745	20,023	28,120
INCOME TAX EXPENSE	5,423	3,933	4,142	4,115	5,927
NET INCOME	$20,707	$19,546	$17,603	$15,908	$22,193
Earnings per share - basic and diluted	$0.07	$0.07	$0.06	$0.06	$0.08
Weighted average shares outstanding
Basic	277,841,526	277,589,775	277,472,312	277,361,293	277,320,904
Diluted	279,001,898	278,826,441	278,590,810	278,499,145	278,462,937

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$398,506	$5,124	5.14%	$370,577	$5,149	5.56%	$354,214	$3,249	3.67%
Investment securities	64,778	850	5.25%	63,231	781	4.94%	3,618	11	1.22%
Mortgage-backed securities	444,411	3,545	3.19%	449,351	3,360	2.99%	463,964	3,051	2.63%
Loans (2)	15,232,349	162,035	4.26%	15,037,776	154,763	4.12%	14,396,685	129,665	3.60%
Federal Home Loan Bank stock	270,540	5,605	8.29%	247,098	4,687	7.59%	219,282	2,994	5.46%
Total interest-earning assets	16,410,584	177,159	4.32%	16,168,033	168,740	4.17%	15,437,763	138,970	3.60%
Noninterest-earning assets	553,461			503,865			485,380
Total assets	$16,964,045			$16,671,898			$15,923,143
Interest-bearing liabilities:
Checking accounts	$937,817	118	0.05%	$993,952	125	0.05%	$1,184,896	2,410	0.81%
Savings accounts	1,721,466	6,912	1.61%	1,869,756	7,864	1.68%	1,766,354	3,707	0.84%
Certificates of deposit	6,847,482	57,296	3.35%	6,369,734	47,576	2.99%	5,972,924	23,738	1.59%
Borrowed funds	5,228,239	43,741	3.35%	5,294,285	42,812	3.23%	4,873,145	33,958	2.79%
Total interest-bearing liabilities	14,735,004	108,067	2.93%	14,527,727	98,377	2.71%	13,797,319	63,813	1.85%
Noninterest-bearing liabilities	278,801			226,083			257,353
Total liabilities	15,013,805			14,753,810			14,054,672
Shareholders’ equity	1,950,240			1,918,088			1,868,471
Total liabilities and shareholders’ equity	$16,964,045			$16,671,898			$15,923,143
Net interest income		$69,092			$70,363			$75,157
Interest rate spread (1)(3)			1.39%			1.46%			1.75%
Net interest-earning assets (4)	$1,675,580			$1,640,306			$1,640,444
Net interest margin (1)(5)		1.68%			1.74%			1.95%
Average interest-earning assets to average interest-bearing liabilities	111.37%			111.29%			111.89%
Selected performance ratios:
Return on average assets (1)		0.49%			0.47%			0.56%
Return on average equity (1)		4.25%			4.08%			4.75%
Average equity to average assets		11.50%			11.50%			11.73%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.